Exhibit 23.3

SRK Consulting 10 Richardson Street West Perth WA 6005, Australia PO Box 943, West Perth WA 6872, Australia Email: perth@srk.com.au www.srk.com.au Tel: 61 8 9288 2000 Fax: 61 8 9288 2001
To the Board of Directors of
Vale S.A. (“Vale”)
Ladies and Gentlemen:
SRK Consulting (Australasia) Pty Ltd hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Vale’s Annual Report of Form 20-F for the year ended December 31, 2008, in which SRK Consulting (Australasia) Pty Ltd is named as having prepared Vale’s coal reserve estimates.
Very truly,
Peter R. Williams
Managing Director
February 4, 2010

SRK Consulting (Australasia) Pty Ltd	Group Offices:	Australian Offices:
Reg’d No ABN 56 074 271 720 Trading as SRK Consulting	Africa Asia Australia Europe North America South America	Brisbane Melbourne Newcastle Perth Sydney	61 7 3832 9999 61 3 8677 1900 61 2 4922 2100 61 8 9288 2000 61 2 8079 1200	Quality ISO 9001
Author/typist				15 January 2009